AEQUITAS

Capital Management

March 6, 2007

Telanetix, Inc.

6197 Cornerstone Court E., Ste. 108

San Diego, CA 92121

Gentlemen,

Aequitas Capital Management is pleased to provide the following proposal for the purpose of establishing a customer finance relationship with Telanetix, Inc.  The proposed terms and conditions in this letter are for discussion purposes only.

Proposed Program:

A non-recourse customer finance funding relationship ("Program") under which Aequitas Capital Management, Inc. ("AEQUITAS") will provide non-recourse financing to Telanetix, Inc. (TELANETIX) for purposes of monetizing Exclusive Vendor/Supplier Agreements ("Contracts") between Telanetix and its customers.

Objective:

To establish a strategic customer finance Program that will enhance TELANETIX's ability to offer equipment acquisition alternatives to its customers as well as provide TELANETIX with a vehicle which will facilitate the monetization of Contracts which qualify as chattel paper. The Program will provide TELANETIX with consistent and timely source of funds, complete credit and adminstration support and guaranteed service levels.

Vendor (Sellers):	Telanetix, Inc. 6197 Cornerstone Court E., Ste. 108 San Diego, CA 92121
Lessor:	Aequitas Capital Management, Inc. (or assigns) 5300 Meadows Rd., Ste 400 Lake Oswego, OR 97035
Program Coordinator:	Aequitas Capital Management, Inc. 5300 Meadows Rd., Ste 400 Lake Oswego, OR 97035
Obligors:	Financially strong companies whose business necessitates the use of video conferencing in their normal course of business.
Structure:	AEQUITAS will provide private label financing to TELANETIX customers.
Terms:

The term of the agreement between TELANETIX and AEQUITAS shall be for three (3) years and will renew automatically for additional one year periods without written notice of termination from either party. TELANETIX will provide AEQUITAS with the right of first refusal to fund all Contracts originated by TELANETIX. Each contract will consist of non-recourse financing of the firm term Contract payments between TELANETIX and its customers.

Financing Pool:	AEQUITAS shall endeavor to fund TELANETIX Contracts totaling $2 million. Increases in the financing pool (the "Pool") will be considered at the request of TELANETIX.
Warrants:

TELANETIX shall sell to AEQUITAS, and AEQUITAS shall have the option to purchase from TELANETIX, warrants. The Warrants shall give AEQUITAS the right to purchase 250,000 shares of TELANETIX Common Stock (the "Shares") at a per share price of $2.00. The Warrants will vest upon acceptance of a final negotiated Term Sheet.

The Holder shall have up to three (3) years after the grant date to exercise the Warrants.

Equipment:

The Contracts will be further secured by the new video conferencing equipment related to each Contract. Each Contract or schedule will require a minimum monthly payment of $1,000. Each Contract or schedule will consist of a minimum of one (1) all-inclusive video conferencing system.

Financial Products Offered:

The primary products offered under the Program will be financings requiring monthly payments. Contracts will have terms of thirty-six (36) months to forty-eight (48) months in duration. However, AEQUITAS will provide customized payments and structures when needed to address the needs of TELANETIX and its customers. AEQUITAS will only advance funds against the firm term, non-cancelable payments in the Contracts. AEQUITAS will be responsible for billing and collecting any variable payments required under the Contract.

Program Description:

TELANETIX will identify Customers interested in participating in the Program. Once a Customer is interested in engaging TELANETIX, TELANETIX will inform AEQUITAS. AEQUITAS will issue the customer a formal proposal and request a commitment fee equal to the first month's minimum payment required under the Contract. Upon receipt of an executed formal propsal and commitment fee, AEQUITAS will obtain a complete credit package as outlined below under "Credit Review".

Once AEQUITAS receives a complete credit package, the transaction will be submitted for credit evaluation. AEQUITAS will evaluate the credit packages when submitted and will use its best efforts to render a credit decision within the time frames outlined in the Section below titled "Credit Review". Response times will be based on receiving a complete credit package. AEQUITAS will notify TELANETIX of decisions via telephone and fax or E-mail.

Once an approved prospective Customer has accepted all the terms and conditions of the approved financing (i.e. pricing, structure, etc.), AEQUITAS will prepare and submit the Contract financing documents to the customer for execution. Upon receipt of the executed Contract financing documents, AEQUITAS will notify TELANETIX authorizing equipment delivery and acceptance.

Once the equipment has been delivered and installed, the Customer will deliver an executed delivery and acceptance receipt reflecting the Customer's acceptance of the equipment. AEQUITAS will fund TELANETIX via wire transfer within 24 hours based on AEQUITAS' receipt of all executed documents, including a signed delivery and acceptance certificate.

Pricing:

Pricing will be developed based on transaction size and the anticipated credit quality of the end users, and will be adjusted for transactions that are extremes. AEQUITAS' yield on transactions will be based on competitive conditions and is subject to change based on market conditions. AEQUITAS' yield requirements will be based on a spread over similar term AEQUITAS cost of funds at the time of funding. AEQUITAS' yield goal will be twenty per cent (20%) per financing.

Contracts will be written to qualify for discounting should such a situation arise in the course of price and credit review.

A minimum Contract size of $30,000 will apply.

Credit Review:

AEQUITAS will evaluate the credit packages when submitted and will use its best efforts to render a credit decision within four (4) business days, depending upon underwriting requirements. AEQUITAS will require a complete credit package in order to respond in a timely fashion. A complete credit package will be developed based on a review of TELANETIX's existing and projected customer profile. At the minimum a credit package will consist of the following:

▪

Complete credit application including bank and trade references

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Copy of the TELANETIX proposal or invoice

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Check for first month's Contract payment

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Last three (3) years financial statements and corresponding tax returns if statements are unaudited.

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Personal Financial Statements and last three (3) years tax returns of all guarantors, if applicable

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Current interim financial statement and comparable interim for same period previous year

▪

Documentation:

AEQUITAS will create a firm term, non-cancelable Contract that qualifies for financing under the Program. AEQUITAS will also provide financing and notice and acknowledgment documentation for the Program. In addition to the financing agreement itself, other required documents may include, however are not limited to the following:

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An example of a current TELANETIX contract template

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Equipment/Installation Schedule

▪

Delivery and acceptance certificate

▪

Proof of Insurance

▪

UCC

AEQUITAS will prepare Contracts for execution between TELANETIX and its Customers. AEQUITAS will prepare financing packages for execution by TELANETIX customers.

Marketing:	All marketing materials produced by TELANETIX that pertain to the finance Program will be presented to AEQUITAS for review and approval prior to their distribution.
Administration:

AEQUITAS will provide the following general administrative services with respect to all Contracts:

▪

Billing and collection of all minimum, firm-term Contract payments; (AEQUITAS will be responsible for billing and collection of all variable and incremental payments).

TELANETIX will be responsible for handling all tax administration required under the program.

Remarketing:

AEQUITAS will require that TELANETIX remarket in a timely manner equipment where applicable, in the event of defaults, early terminations or otherwise are available in a commercially reasonable manner. Using its best efforts, TELANETIX will assist AEQUITAS in securing possession/safely transporting and storing the equipment at no cost to AEQUITAS. TELANETIX will perform any maintenance, repairs, software re-licensing or refurbishment of the Digital Presence Server System as reasonably necessary as approved by AEQUITAS to successfully remarket the equipment and to use its best efforts to sell or lease the equipment on behalf of AEQUITAS and, upon such sale or lease, to safely transport the equipment to the new purchaser or lessee, all within mutually agreed upon timeframes. TELANETIX will not be responsible for refurbishing third party hardware as generally described in Appendix A. AEQUITAS and TELANETIX shall mutually agree upon process, asset disposal, timeframes, and reporting.

Program Manager:

AEQUITAS will assign the Program to a Program Manager(s) to facilitate all financing requests. The Program Manager(s) will provide the following:

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Facilitate credit submissions, documentation and funding process as well as over see the general day-to-day management of the program;

▪

Respond to all inquires regarding transactional status and funding

Conditions Precedent:

AEQUITAS will require that the following conditions be met prior to issuing any type of formal approval to engage under this program:

▪

A full review of Telanetix customers to determine credit and underwriting profiles

▪

Review of existing Telanetix contract documents

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A list of all Telanetix VARs and contracts extant

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Full equipment list of a typical installation including optional/accessory equipment

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Full break down of approximate soft costs; e.g. installation, associated with a typical installation

▪

Template of services contracts to maintain an installation as well as contracts associated with bandwidth provisioning

Vendor Program Agreement:

AEQUITAS will require that TELANETIX enter into a vendor program agreement, which will outline the terms and conditions of the Program. Under the vendor program agreement, TELANETIX will provide standard referral program representations, warranties and indemnities including: Performance of all of their obligations under contracts with Customers including equipment delivery and warranties; that all financial information provided to AEQUITAS will not be modified, and that material information related to any request for credit will not be withheld.

Confidentiality:

Any information or material transmitted by one party to the other party which is identified as confidential shall be treated by the recipient thereof as such and shall be protected with the same degree of care the recipient uses for its own confidential information. This proposal shall be deemed confidential.

Change in Control:

In the event of a change in control of TELANETIX, the purchasing entity will have the option of continuing the program as structured or purchase the outstanding financing portfolio at it fair market value.

For purposes of this Agreement, "Change in Control" shall mean the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of TELANETIX to any "person" or "group".

Expiration:	This proposal shall expire if not received by AEQUITAS or extended in writing within 15 business days of receipt of this letter.

Sincerely,

Acquitas Capital Management, Inc.

William Purcell

EVP

Agreed to and accepted by:

TELANETIX, INC.

By:

Title:

Dated: 3/6/07